Exhibit 99.1

ATI Physical Therapy Announces Appointment
of Sharon Vitti as Chief Executive Officer

BOLINGBROOK, Ill., APRIL 28, 2022—ATI Physical Therapy ("ATI" or the "Company") (NYSE: ATIP), the largest single-branded outpatient physical therapy provider in the United States, today announced the appointment of Sharon Vitti as Chief Executive Officer. Vitti will lead ATI in executing its vision of providing access to the highest-quality musculoskeletal care and patient experience while driving creative revenue models, including the adoption of value-based care and B2B offerings in physical therapy.

Vitti, 57, has 30 years of healthcare experience, including nearly two decades of executive leadership at industry-leading clinical and consumer-focused healthcare companies. She joins ATI after serving as president of MinuteClinic, the national walk-in medical clinic that provides family care by nurse practitioners and physician assistants, and senior vice president at CVS Health, the parent company of MinuteClinic. During her tenure, she led all aspects of care delivery, business operations and strategic development. Prior to Vitti’s tenure at CVS Health and MinuteClinic, she served in executive leadership at Brigham and Women’s Hospital, including nine years as Senior Vice President of Clinical Services for Ambulatory and Women’s Health. Vitti received her Bachelor of Science degree from Clark University and a Master of Public Administration from New York University.

“Over the last several months, our Board conducted an extensive search for the right CEO candidate to lead ATI in delivering the outstanding patient care we are known for,” said Jack Larsen, ATI Chairman. “With Sharon’s exceptional record of leading and innovating programs in a large, multi-location business, we are confident that she is the ideal person for this role. She has the expertise to lead ATI in serving a growing range of patients and customers across all our lines of business, and to do it in a way that supports and empowers our team to deliver their highest quality of patient care. After many conversations, I know her MinuteClinic experience will fit seamlessly with the work of our clinicians and supporting the quality care they deliver.”

Vitti is stepping into the role at what she says is a pivotal time in healthcare. She is one of the few female executives to lead a major national physical therapy company, a field in which some 60-70 percent of clinicians are women.

"I am honored to have been selected and am ready to lead a company that is dedicated first and foremost to its patients and to its people, which puts us on the right side of healthcare. ATI is an established and highly innovative company that thrives on improving the health and daily lives of our patients, which will be even more vital in the months and years ahead,” Vitti said. “We have the team, the vision and the plan to deliver both outstanding patient outcomes and successful business results. I look forward to working with our dedicated clinical team, support staff and ATI management to accomplish new milestones ahead."

About ATI Physical Therapy

At ATI Physical Therapy, we are passionate about potential. Every day, we restore it in our patients and activate it in our team members in our more than 900 locations in 25 states. With outcomes from more than 2.5 million unique patient cases, ATI is making strides in the industry by setting quality standards designed to deliver predictable outcomes for our patients with musculoskeletal (MSK) issues. ATI’s offerings span across a broad spectrum for MSK-related issues. From preventative services in the workplace and athletic training support to outpatient clinical services and online physical therapy via our online platform, CONNECT™, a complete list of our service offerings can be found at ATIpt.com. ATI is based in Bolingbrook, Illinois.

Category: Leadership

Contact:
Rob Manker, Director of Customer Marketing & Public Relations
ATI Physical Therapy
Warren.Manker@atipt.com
630-296-2222 x7432

Media Relations:
Sean Leous
ICR Westwicke
Sean.Leous@Westwicke.com
646-866-4012

Investor Relations:
Joanne Fong, Senior Vice President – Treasurer and Investor Relations
ATI Physical Therapy
Joanne.Fong@atipt.com
630-296-2222 x7131